ePlus Expands Board with Two Independent Directors

HERNDON, VA - November 21, 2006 - ePlus inc. (Nasdaq NGM: PLUS - news), today announced that its Board of Directors has amended its bylaws to expand the number of directors from six to eight. It then appointed two new independent directors, Eric D. Hovde and Irving R. Beimler, each of whom are affiliated with Hovde Capital Advisors LLC, to fill the newly created vacancies. The Board has determined that both Mr. Hovde and Mr. Beimler are independent within the meaning of Nasdaq rules. The ePlus Board of Directors now consists of eight board members, six of whom are independent.

Hovde Capital and its affiliates beneficially own approximately 15% of ePlus’ common stock. Phillip G. Norton, chairman, president, and CEO of ePlus stated, “Eric Hovde has been a long term investor and supporter of ePlus, and we are pleased to have the Hovde executives join the Board to help us make ePlus more successful for its customers, employees, and investors.”

Eric D. Hovde, Chief Executive Officer of Hovde Capital Advisors LLC, stated, “I am pleased to be joining the Board of ePlus at this time and expect to work in a positive manner with management and the other Board members to enhance value for all shareholders.”

Hovde Capital Advisors LLC is the investment manager to the Financial Institution Partners hedge funds, a series of long/short hedge funds with a focus exclusively on the financial services sector. As Portfolio Manager for each of the Financial Institution Partners funds, Mr. Hovde is responsible for the investment strategy and day-to-day oversight of the portfolio investments managed by Hovde Capital. In this capacity, Mr. Hovde provides the investment team with strategic direction and guidance in their investment decisions.

As Chief Investment Officer of Hovde Private Equity Advisors LLC, Mr. Hovde, along with the portfolio manager, directs the company’s investment process and provides oversight to portfolio companies for the firm’s private equity fund, Financial Services Partners Fund I. Prior to the formation of the private equity fund, Mr. Hovde led the firm’s affiliated merchant banking activities, using the firm’s proprietary capital to acquire numerous controlling interests in banks, thrifts and other nonbank financial services companies. Mr. Hovde has also served as a director on numerous bank and thrift boards and currently serves as the Chairman of Sunwest Bank in Orange County, California.

As Chairman and a founder of Hovde Financial, Mr. Hovde established this business and developed it into a top tier investment bank in the bank and thrift industry. Prior to forming Hovde Financial in 1987, Mr. Hovde was involved in mergers and acquisitions on behalf of a regional investment banking firm that specialized in mutual thrift conversions and mergers and acquisitions.

Mr. Irving R. Beimler is Portfolio Manager of Hovde Private Equity Advisors LLC, and is responsible for sourcing and implementing private placements for Hovde's Private Equity and merchant banking funds. Specific areas of concentration are the banking, thrift, leasing and specialty finance sectors. Mr. Beimler also oversees the investment funds' on-sight due diligence efforts and is actively involved in overseeing and managing Hovde Acquisition’s private equity investments.

Prior to joining the Hovde organization in 1997, Mr. Beimler served in numerous senior managerial roles during his 25-year banking career. Positions have included Executive Vice President and Chief Credit Officer for Fleet Bank of New York, a $10 billion commercial bank, and Riggs National Corporation, a $6 billion commercial bank in Washington, D.C.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytics, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. The company was founded in 1990 and is headquartered in Herndon, VA with more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

All information set forth in this release is as of November 21, 2006. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal years ended March 31, 2005 and March 31, 2004, the Quarterly Report on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005, and December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150